Exhibit 23.5

Consent of Empire Valuation Consultants, LLC

We consent to reference to our firm and to the use of our valuation report, dated March 31, 2006, relating to the value of GTJ Co., Inc. and its subsidiaries, in the Registration Statement (Form S-11 on Form S-4 No. 333-136110) of GTJ REIT, Inc. (the “Company”) for the registration of 15,564,454 shares of the Company’s common stock.

/s/ William A. Lockwood

Empire Valuation Consultants, LLC

New York, NY

November 20, 2006